Exhibit 99
National City Corporation
Media Contact:
Kristen Baird Adams
(216) 222-8202
Investor Contact:
Jennifer Hammarlund
(216) 222-9849
NATIONAL CITY ANNOUNCES AGREEMENT TO SELL FIRST FRANKLIN
Deal to Include National City Home Loan Services and NationPoint
CLEVELAND — September 5, 2006 — National City Corporation (NYSE: NCC) today announced an agreement for Merrill Lynch & Co. (NYSE: MER) to acquire the First Franklin origination franchise and related servicing platform from National City. First Franklin is a leading originator of non-prime residential mortgage loans through a nationwide wholesale network.
Under terms of the agreement, Merrill Lynch will pay a $1.3 billion purchase price for San Jose, Calif.-based First Franklin, and affiliated business units National City Home Loan Services and NationPoint. Home Loan Services, headquartered in Pittsburgh, services First Franklin loans for National City as well as third parties. Lake Forest, Calif.-based NationPoint is engaged in direct-to-consumer mortgage lending. In a separate transaction, National City also expects to sell to Merrill Lynch’s whole loan trading unit approximately $5.6 billion of First Franklin-originated mortgage loans from National City’s loan portfolio.
“The sale of First Franklin is a clear win for all parties. It has been a great investment for us, and the value of the First Franklin brand has grown tremendously over the last several years,” said National City Chairman and CEO David A. Daberko. “The sale will generate a significant amount of capital to redeploy for the benefit of National City shareholders and will allow us to further focus on our core banking, mortgage, and consumer lending businesses. All of these businesses are on track to produce good third quarter and second half results.”
The transactions will result in a one-time pre-tax gain for National City of approximately $1 billion, equivalent to around $1.00 per share after tax, expected to be realized in the fourth quarter upon closing, subject to regulatory approval. Following the expected portfolio sale, National City will continue to hold approximately $10 billion of First Franklin originated loans, substantially all of which have some form of credit risk protection either through lender-paid mortgage insurance or a credit risk transfer agreement. National City management will continue to consider strategic options for the remaining portfolio, including sale, securitization or ongoing retention and run-off over time.

Daberko continued, “Our retail and corporate banking businesses continue to generate healthy amounts of new consumer, small business, and corporate accounts with an emphasis on broadening and deepening long-term customer relationships. Overall credit trends in the third quarter, including recourse liabilities associated with sold loans, continue to be stable and in line with recent periods.
“Performance in the retained First Franklin portfolio continues to be in line with expectations. National City Mortgage, our prime mortgage subsidiary, is seeing reasonably good volume and gain-on-sale performance, despite cyclically challenging conditions in the mortgage business. Its operating profits, exclusive of hedging, are expected to be higher in the third quarter than in either of the first two quarters of the year. Mortgage servicing rights hedging performance has been neutral to slightly positive in the quarter to date. All in all, we are very pleased with our prospects for the second half of this year and the momentum building for 2007,” Daberko said.
National City expects to issue its customary mid-quarter update, including selected monthly financial and operating metrics through August, on or about September 14, 2006.
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management.
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward- looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.